EXHIBIT 99.1

INDORAMA VENTURES AND LOOP INDUSTRIES JV TO INTRODUCE NEW ERA IN PET AND POLYESTER RECYCLING

•	Indorama Ventures’ world-class manufacturing and Loop’s state-of-the-art recycling technology combined to invest in multi-billion dollar sustainable PET resin and polyester market opportunity
•	Demand for supply of sustainable PET sees explosive growth from beverage and consumer packaged goods companies adopting significant circular and sustainable packaging targets
•	Indorama Ventures/Loop Industries partnership plan to begin production in Q1 2020

Bangkok, Thailand, and Montreal, Quebec (September 24, 2018) – Indorama Ventures Public Company Limited (Bloomberg ticker IVL.TB), one of the world’s leading petrochemical companies, and Loop Industries, Inc. (Nasdaq: LOOP), a leading technology innovator in sustainable plastic resin and polyester today announced a joint venture to manufacture and commercialize sustainable polyester resin to meet the growing global demand from beverage and consumer packaged goods companies.

This partnership brings together Indorama Venture’s world-class manufacturing footprint and Loop’s proprietary science and technology to become a reliable world leader in the ‘circular’ economy for 100% sustainable and recycled PET resin and polyester fiber.

The Indorama Ventures/Loop Industries partnership launches a commercial solution for consumer packaged goods companies in response to the rapid growth in global plastic consumption for which there is a great need to responsibly collect and reuse these materials. Through this joint venture, Indorama Ventures and Loop Industries will be able to perpetually recycle the ever increasing amounts of PET plastic and polyester fiber proving the promise of and encouraging the shift to a circular economy.

The 50/50 joint venture will have an exclusive world-wide license to use Loop’s technology to produce 100% sustainably produced PET resin and polyester fiber with plans to begin commercial production in Q1 2020. The production from the facility will be fully subscribed by leading global consumer brands.

Commenting on this new venture, Group CEO of Indorama Ventures, Aloke Lohia, said, “At Indorama Ventures, we continue to pursue the right opportunities to fill gaps that are intrinsic to our sustainable and profitable business by deploying resources in order to support the circular economy. This joint venture with Loop Industries emphasizes our belief in recycling and is aimed at investing in new technologies that can steer further our aspiration of being a world-class chemical company making great products for society.”

“We are excited to launch this partnership with Indorama Ventures, who provide a global leadership platform in petrochemical manufacturing and a shared commitment to sustainability. This joint venture combines each of our companies’ area of expertise so that we may both play a leading role in the global shift by business and consumers to the circular economy,” said Daniel Solomita, Founder and CEO of Loop Industries. “This is a first strategic step in our global commercialization plan and mission to accelerate the world’s shift toward sustainable plastic and away from the traditional, take, make and dispose economy.”

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INDORAMA VENTURES AND LOOP INDUSTRIES JV TO INTRODUCE NEW ERA IN PET AND POLYESTER RECYCLING

About Indorama Ventures

Indorama Ventures Public Company Limited, listed in Thailand (Bloomberg ticker IVL.TB), is one of the world’s leading petrochemicals producers, with a global manufacturing footprint across Africa, Asia, Europe and the Americas. The company’s portfolio comprises Necessities and High Value-Added (HVA) categories of Polymers, Fibers and Packaging, selectively integrated with self-manufactured Ethylene Oxide/Glycols and PTA where economical. Indorama Ventures products serve major FMCG and Automotive sectors, i.e. Beverages, Hygiene, Personal Care, Tire and Safety segments. Indorama Ventures has approx. 16,000 employees worldwide and consolidated revenue of US$ 8.4 billion in 2017. The Company is listed in the Dow Jones Sustainability Index (DJSI). Indorama Ventures is headquartered in Bangkok, Thailand with operating sites in:

•	EMEA - The Netherlands, Germany, Ireland, France, UK, Italy, Denmark, Lithuania, Poland, Czech Republic, Luxembourg, Spain, Turkey, Nigeria, Ghana, Portugal
•	The Americas - USA, Mexico, Canada, Brazil
•	Asia - Thailand, Indonesia, China, India, the Philippines, Myanmar

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to transform the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries and Instagram: loopindustries

For More Information:

Richard Jones

Indorama Ventures Public Company Limited

Tel: +662.661.6661 ext. 680

richard.j@indorama.net

Nelson Switzer

Loop Industries

+1 (450) 951-8555 ext. 230

nswitzer@loopindustries.com

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INDORAMA VENTURES AND LOOP INDUSTRIES JV TO INTRODUCE NEW ERA IN PET AND POLYESTER RECYCLING

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) the need to raise capital to meet business requirements, (v) our manufacturing facility, and (vi) and our ability to sell our products in order to generate revenues. More detailed information about Loop and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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